Exhibit 99.1

Sysorex Announces Closing of $500,000 Private Placement

HERNDON, VA, October 19, 2022 (GLOBE NEWSWIRE) – Sysorex, Inc. (OTCQB: SYSX), a leading U.S.-based Ethereum mining and technology company, today announced that it has entered into a securities purchase agreement with accredited investors to purchase approximately $500,000 of its shares of common stock and warrants to purchase common stock in a private placement transaction. Additional details on the transaction are available in the Company’s Form 8-K, which has been filed with the U.S. Securities and Exchange Commission and is available at www.sec.gov.

Joseph Gunnar & Co., LLC acted as the sole placement agent in connection with the transaction.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

ABOUT SYSOREX, INC.

Sysorex, Inc. is a data center owner and operator and leading U.S.-based, publicly traded Ethereum mining and technology company. The Company currently owns and operates approximately 11,000 NVIDIA GPUs generating approximately 500 Gigahash of computing power, which GPUs include thousands of Cryptocurrency Mining Processors (CMPs). These GPUs are currently online and securing the Ethereum Blockchain and generating ETH around the clock with industry leading efficiency. In addition to the mining of ETH, the Company operates its wholly owned subsidiary, Sysorex Government Services, Inc. (SGS), a business that provides information technology products, solutions and services to federal, state, and local government, including system integrators. The Company, in conjunction with SGS, is advancing strategies to leverage decentralized finance (De-Fi) and Non-Fungible Token (NFT) opportunities powered by the Ethereum Blockchain.

Safe Harbor Statement

All statements in this release that are not based on historical fact are “forward-looking statements.” While management has based any forward-looking statements included in this release on its current expectations, the information on which such expectations were based may change. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of risks, uncertainties and other factors, many of which are outside of the control of Sysorex, Inc. and its subsidiaries, which could cause actual results to materially differ from such statements. Such risks, uncertainties, and other factors include, but are not limited to, the fluctuation of economic conditions, the impact of COVID-19 on Sysorex’s results of operations, Sysorex’s ability to integrate the products and business from recent acquisitions into its existing business, the performance of management and employees, the regulatory landscape as it relates to privacy regulations and their applicability to Sysorex’s technology. Other factors that are detailed in Sysorex’s periodic and current reports available for review at sec.gov. Furthermore, Sysorex operates in a highly competitive and rapidly changing environment where new and unanticipated risks may arise. Accordingly, investors should not place any reliance on forward-looking statements as a prediction of actual results. Sysorex disclaims any intention to, and undertakes no obligation to, update or revise forward-looking statements.

Investor Relations

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Tel: (212) 671-1020
Email: SYSX@crescendo-ir.com